EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact: Martha Lindeman 312-373-2430

PLAYBOY ANNOUNCES 35% INCREASE IN THIRD QUARTER OPERATING INCOME; RAISES GUIDANCE FOR FULL-YEAR 2003

Company Expects 2003 Operating Income to Nearly Triple to Approximately $25 Million

CHICAGO, Wednesday, November 5, 2003 — Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today announced that operating income for the quarter ended September 30, 2003 increased by 35% to $5.7 million compared to $4.2 million in the prior-year quarter, driven by improved online and licensing results. Third quarter 2003 revenues increased 11% to $74.4 million. Increased interest expense and higher foreign taxes in the 2003 third quarter contributed to the company reporting a net loss of $0.6 million, equal to last year. On an earnings per share basis, the company reported a third quarter net loss of $0.03 per basic and diluted share, versus $0.01 per basic and diluted share last year.
PEI Chairman and Chief Executive Officer Christie Hefner said: “The highlights of these solid third quarter results include: Online’s third quarter of profitability, which was driven by a 40% increase in subscription and e-commerce revenues, reflecting the success of our business model; the stronger-than-ever global power of the brand, which contributed to the 27% improvement in licensing revenues. We also experienced revenue growth in our domestic TV networks. Through the nine months, we’ve already more than doubled 2002‘s total operating income.
“Looking ahead, the fourth quarter will be highlighted by the celebration of our 50th anniversary and publication of the anniversary issue of Playboy magazine, which goes on sale November 28. It will be the biggest issue we have published in 15 years. With roughly 100 ad pages in that issue alone, including many from new advertisers, as well as increased advertising in the November and December issues compared to last year, we will, as projected, end the year with higher advertising pages and revenues compared to 2002.
“As a result of our stronger-than-expected year-to-date performance and the outlook for the remainder of the year, we are increasing our operating profit projection for the year by an additional 14% from $22 million to approximately $25 million,” Hefner said.

Entertainment
Third quarter 2003 Entertainment Group operating income declined by $0.6 million to $6.8 million compared to last year as gains at the company’s international and domestic television networks were more than offset by lower profits in the worldwide DVD/home video business and higher litigation expense. In spite of an anticipated decline in worldwide DVD/home video revenues, the group’s revenues rose 18% in the quarter to $33.6 million compared to last year’s third quarter. The company’s increased ownership position in 15 overseas networks was responsible for the near tripling of international TV revenues to $8.1 million in the quarter. At $23.9 million, third quarter domestic TV networks revenues also rose versus last year as Playboy TV and the movie networks reported higher revenue contributions.

Publishing
The Publishing Group reported third quarter 2003 operating income of $1.0 million, compared to $1.9 million in the same period last year due to the previously reported decline in third quarter advertising revenues, as well as higher editorial costs. The group’s revenues declined 2% to $28.4 million in the quarter as improved circulation revenues for Playboy magazine of $16.1 million for the quarter were more than offset by the 15% advertising revenue decline to $6.9 million. The company said that it expects to report a gain of 64% in fourth quarter ad revenues due to increased ad pages in all three of the quarter’s issues as compared to last year.

Online
Higher revenues plus lower expenses were responsible for the $2.7 million improvement in the Online Group’s third quarter operating results to a $0.5 million profit this year from a loss of $2.2 million last year. Revenues in the quarter increased 24% to $9.0 million driven by 59% and 21% increases, respectively, from the group’s largest and most important revenue streams, subscription and e-commerce.

Licensing
Higher royalties from international licensees led to a 52% gain in the Licensing Group’s 2003 third quarter operating profit to $1.8 million. Revenues for the group were up 27% in the 2003 third quarter to $3.4 million as a result of both increased sales from existing product lines as well as new licensees.

Corporate Administration and Other
Corporate Administration and Promotion expense rose 7% for the quarter to $4.3 million. The company’s increased ownership in international TV networks was primarily responsible for the higher foreign tax expense reported for the quarter. The earnings per share calculation was affected in the 2003 third quarter by the accounting for a $0.3 million dividend on preferred stock. There was no preferred stock outstanding in the prior-year quarter.

Additional information regarding the third quarter earnings will be available on the earnings release conference call, which is being held today, November 5, 10:00 a.m. EST/9:00 a.m. CST, 1-800-227-9428 (for domestic callers) or +1-785-832-1508 (for international callers) and using the password: “Playboy.” The call also will be webcast. To listen to the call, visit www.peiinvestor.com and select the Investor Relations content section.

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Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming via home video and DVD globally; licenses the Playboy and Spice trademarks internationally for a range of consumer products and services; and operates Playboy.com, a leading men’s lifestyle and entertainment Web site.

This release contains “forward-looking statements,” including statements as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	foreign, national, state and local government regulation, actions or initiatives, including:
a)	attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, video and online materials
b)	limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or
c)	substantive changes in postal regulations or rates which could increase our postage and distribution costs;
(2)	risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees and our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(3)	changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;
(4)	our ability to protect our trademarks, copyrights and other intellectual property;
(5)	risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;
(6)	dilution from any potential issuance of additional common stock in connection with financings or acquisitions;
(7)	competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(8)	competition in the television, men’s magazine and Internet markets;
(9)	attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;
(10)	the television and Internet businesses’ reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;
(11)	risks associated with losing access to transponders and competition for transponders and channel space;
(12)	the impact of industry consolidation, any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on margin splits with operators of these systems;
(13)	risks that we may not realize the expected increased sales and profits and other benefits from acquisitions and the restructuring of our international TV joint ventures;
(14)	risks associated with the financial condition of Claxson Interactive Group Inc., our Playboy TV-Latin America, LLC joint venture partner;
(15)	increases in paper or printing costs;
(16)	effects of the national consolidation of the single-copy magazine distribution system; and
(17)	uncertainty of the viability of our primarily subscription- and e-commerce-based Internet model.

Playboy Enterprises, Inc. and Subsidiaries Condensed Statements of Consolidated Operations (Unaudited) (In thousands, except per share amounts)

	Quarters Ended September 30,

	2003	2002

Net Revenues
Entertainment:
Domestic TV Networks	$23,915	$23,023
International TV	8,134	2,970
Worldwide DVD/Home Video	1,404	2,371
Other	145	51

Total Entertainment	33,598	28,415
Publishing:
Playboy Magazine	22,991	23,786
Other Domestic Publishing	4,007	3,792
International Publishing	1,446	1,455

Total Publishing	28,444	29,033
Online:
Subscriptions	4,703	2,962
E-Commerce	3,510	2,891
Other	768	1,370

Total Online	8,981	7,223
Licensing	3,425	2,701

Total net revenues	$74,448	$67,372

Results of Operations
Entertainment	$6,773	$7,336
Publishing	980	1,929
Online	474	(2,186)
Licensing	1,775	1,171
Corporate Administration & Promotion	(4,341)	(4,062)

Operating income	5,661	4,188

Investment income	95	22
Interest expense	(4,254)	(3,500)
Amortization of deferred financing fees	(375)	(250)
Minority interest	(345)	(437)
Other, net	(242)	(57)

Income (loss) before income taxes	540	(34)
Income tax expense	(1,150)	(605)

Net loss	(610)	(639)
Dividend requirements of preferred stock	(334)	--

Net loss applicable to common shareholders	$(944)	$(639)

Basic and diluted weighted average number
of common shares outstanding	27,437	26,036

Basic and diluted earnings per common share	$(0.03)	$(0.01)

Playboy Enterprises, Inc. and Subsidiaries Condensed Statements of Consolidated Operations (Unaudited) (In thousands, except per share amounts)

	Nine Months Ended September 30,

	2003	2002

Net Revenues
Entertainment:
Domestic TV Networks	$71,191	$71,195
International TV	25,060	9,835
Worldwide DVD/Home Video	3,910	8,558
Other	398	205

Total Entertainment	100,559	89,793
Publishing:
Playboy Magazine	70,152	70,038
Other Domestic Publishing	9,678	8,770
International Publishing	4,052	3,871

Total Publishing	83,882	82,679
Online:
Subscriptions	13,009	7,669
E-Commerce	10,679	9,552
Other	2,844	4,109

Total Online	26,532	21,330
Licensing	13,727	10,283

Total net revenues	$224,700	$204,085

Results of Operations
Entertainment	$21,251	$24,432
Publishing	2,889	588
Online	898	(8,632)
Licensing	6,689	3,476
Corporate Administration & Promotion	(11,098)	(11,259)

Operating income	20,629	8,605

Investment income	264	83
Interest expense	(12,032)	(11,547)
Amortization of deferred financing fees	(1,022)	(729)
Minority interest	(1,309)	(1,279)
Debt extinguishment expenses	(3,264)	--
Other, net	(664)	(421)

Income (loss) before income taxes	2,602	(5,288)
Income tax expense (1)	(3,485)	(7,802)

Net loss	(883)	(13,090)
Dividend requirements of preferred stock	(557)	--

Net loss applicable to common shareholders	$(1,440)	$(13,090)

Basic and diluted weighted average number
of common shares outstanding	26,881	25,444

Basic and diluted earnings per common share	$(0.05)	$(0.51)

(1)	2002 includes a $5,816 noncash income tax charge related to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

PLAYBOY ENTERPRISES, INC.

Summary of Financial and Operating Data (in millions of dollars)

	3rd Quarter Ended September 30,			Nine Months Ended September 30,
EBITDA and Adjusted EBITDA	2003	2002(1)	% Inc/(Dec)	2003	2002(1)	% Inc/(Dec)

Reconciliation to GAAP Financial Measure:
Net Loss	$ (0.6)	$ (0.6)	0.0	$ (0.9)	$ (13.1)	93.1
Adjusted for:
Income Tax Expense	1.2	0.6	100.0	3.5	7.8	(55.1)
Interest Expense	4.2	3.5	20.0	12.0	11.6	3.4
Amortization of Deferred Financing Fees	0.3	0.2	50.0	1.0	0.7	42.9
Equity in Operations of Investments	0.1	(0.1)	--	0.1	--	--
Depreciation and Amortization	11.5	13.0	(11.5)	36.5	39.8	(8.3)

EBITDA (2)	16.7	16.6	0.6	52.2	46.8	11.5
Adjusted for:
Cash Investments in Entertainment Programming	(11.5)	(10.3)	11.7	(34.5)	(31.8)	8.5

Adjusted EBITDA (3)	$ 5.2	$ 6.3	(17.5)	$ 17.7	$ 15.0	18.0

Financial and Operating Data

Entertainment
Cash Investments in Programming	$ 11.5	$ 10.3	11.7	$ 34.5	$ 31.8	8.5
Programming Amortization	$ 9.7	$ 9.4	3.2	$ 29.2	$ 29.1	0.3
Units at End of Period (in millions) (4):
Playboy TV:
Satellite Direct-to-Home	21.0	19.8	6.1	21.0	19.8	6.1
Cable Digital	17.1	12.8	33.6	17.1	12.8	33.6
Cable Analog Addressable	4.8	6.5	(26.2)	4.8	6.5	(26.2)
Playboy TV en Espanol (5):
Satellite Direct-to-Home	7.9	--	--	7.9	--	--
Cable Digital	3.2	--	--	3.2	--	--
Movie Networks:
Satellite Direct-to-Home	40.9	38.7	5.7	40.9	38.7	5.7
Cable Digital	43.4	35.1	23.6	43.4	35.1	23.6
Cable Analog Addressable	7.1	12.5	(43.2)	7.1	12.5	(43.2)
International TV Households at End of Period (in millions)	34.4	30.3	13.5	34.4	30.3	13.5

Publishing
Playboy Magazine:
Circulation Revenues	$ 16.1	$ 15.6	3.2	$ 47.7	$ 45.8	4.1
Advertising Revenues	$ 6.9	$ 8.2	(15.9)	$ 22.4	$ 24.2	(7.4)
Advertising Pages	107.2	122.0	(12.1)	348.0	384.2	(9.4)

Online
Subscription Revenues	$ 4.7	$ 3.0	56.7	$ 13.0	$ 7.7	68.8
Subscribers at End of Period (in thousands)	163.9	133.3	23.0	163.9	133.3	23.0
At September 30
Cash and Cash Equivalents	$ 25.8	$ -	--	$ 25.8	$ -	--
Short-Term Financing Obligations	$ -	$ 23.3	(100.0)	$ -	$ 23.3	(100.0)
Long-Term Financing Obligations	$ 115.0	$ 77.8	47.8	$ 115.0	$ 77.8	47.8
Shareholders' Equity	$ 114.1	$ 91.2	25.1	$ 114.1	$ 91.2	25.1

See Notes on accompanying page.

Notes to Summary of Financial and Operating Data

(1)	Certain reclassifications have been made to conform to the current presentation.
(2)	In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in entertainment programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. generally accepted accounting principles.
(3)	In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with U.S. generally accepted accounting principles.
(4)	Each household unit is defined as one household carrying one given network per carriage platform. A single household can represent multiple household units if two or more of our networks and/or multiple platforms (i.e. digital and analog) are available to that household.
(5)	We obtained 100% distribution rights of Playboy TV en Espanol in the U.S. Hispanic market in December 2002 in connection with the restructuring of the ownership of our international TV joint ventures.